Exhibit 99.2

Members of Group.

Long Focus Capital Management, LLC, a Delaware single member limited liability company.

Long Focus Capital, LLC, a Delaware single member limited liability company.

Condagua, LLC, a Delaware single member limited liability company.

John B. Helmers, a United States citizen.

A. Glenn Helmers, a United States citizen.

CUSIP No. 549333201	13G	Page 13 of 13 Pages